Exhibit 10.63

FORM OF OFFICE SERVICES AGREEMENT

This OFFICE SERVICES AGREEMENT (this “Agreement”), dated as of September     , 2012, by and between NACCO Industries, Inc., a Delaware corporation (“NACCO”) and NACCO Materials Handling Group, Inc., a Delaware corporation (“NMHG”), a wholly-owned subsidiary of Hyster-Yale Materials Handling, Inc. (“Hyster-Yale”). All capitalized terms used but not defined herein shall have their respective meanings set forth in the Separation Agreement (as defined herein).

RECITALS:

1. NACCO and Hyster-Yale have entered into a Separation Agreement, dated as of September     , 2012 (the “Separation Agreement”), pursuant to which NACCO will distribute all of the outstanding shares of capital stock of Hyster-Yale to NACCO’s stockholders (the “Spin-Off”);

2. In connection with the Spin-Off, NACCO desires to engage NMHG to provide, and NMHG is willing to provide, certain office services and access to certain meeting room space upon the terms and conditions set forth in this Agreement.

Accordingly, the parties agree as follows:

I. OFFICE SERVICES

1.1 NMHG Obligations. Subject to the terms and conditions of this Agreement, during the Term (as defined below), NMHG will, or will cause one of its Subsidiaries to, provide to NACCO the office services and assistance (together, the “Services”) set forth on Schedule A hereto.

1.2 Term. The obligations of NMHG to provide the Services or cause such Services to be provided hereunder will begin on October 1, 2012 (the “Effective Date”) and will remain in effect for one year after the Effective Date (the “Initial Term”). Thereafter, this Agreement will automatically renew for subsequent one year periods (each, a “Subsequent Term” and, together with the Initial Term, the “Term”), unless (a) either NACCO or NMHG provides the other party with written notice of its desire not to renew at least 30 days before the end of the then-current Term, (b) either NACCO or NMHG provides the other party with written notice of its desire to terminate any or all Services at least 90 days prior to the effectiveness of such termination, in which case the termination will be effective on the 90th day following delivery of such notice or such later date as may be set forth in such notice, or (c) the parties hereto otherwise mutually agree in writing to terminate any Service on not less than 30 days prior written notice.

1.3 Modification of Services. During the Term, any or all of the Services may be modified in any respect upon mutual written agreement of NACCO and NMHG, and such written agreement shall be deemed to supplement and amend this Agreement.

1.4 Employee Cooperation. NMHG will cause its or its Subsidiaries’ employees providing the Services (together, the “NMHG Employees”) to cooperate with the employees of NACCO and/or its Subsidiaries (the “NACCO Employees”) during the Term, but NMHG will have no other duty or obligation with respect to such NACCO Employees.

1.5 Scope of Services. NMHG will not be obligated to perform, or to cause to be performed, any Services in a volume or quantity which exceeds, in any material respect, the historical volume or quantity of such services performed by NMHG or its Subsidiaries during the two-year period ending on the date hereof.

1.6 Office Supplies. During the Term, NMHG Employees will purchase the office supplies that they determine, in their reasonable discretion, are necessary to provide the Services (the “Supplies”) and NACCO will pay directly for such Supplies.

1.7 Standard of Performance; Standard of Care. NMHG will perform, or will cause to be performed, the Services (a) in such manner as is substantially similar in nature, quality and timeliness to the services provided by NMHG or its Subsidiaries prior to the date hereof and (b) in accordance with all applicable Laws.

1.8 Confidentiality. The parties hereto shall keep strictly confidential any and all proprietary, technical, business, marketing, sales and other information disclosed to another party hereto in connection with the performance of this Agreement (the “Confidential Information”), and shall not disclose the same or any part thereof to any third party, or use the same for their own benefit or for the benefit of any third party. The obligations of secrecy and nonuse as set forth herein shall survive the termination of this Agreement for a period of five years. Excluded from this provision is any information available in the public domain and any information disclosed to any of the parties by a third party who is not in breach of confidential obligations owed to another person or entity. Notwithstanding the foregoing, each party hereto may disclose Confidential Information (a) to its bankers, attorneys, accountants and other advisors subject to the same confidentiality obligations imposed herein and (b) as may be required by Law from time to time, provided, that the party required to disclose provide the other party, to the extent permitted, reasonable notice in order for such party an opportunity to oppose such disclosure.

II. MEETING ROOM SPACE

2.1 Right to Use. NMHG hereby grants to NACCO the right to use the meeting rooms referred to as the “Board Room” and the “Caucus Room” located on the 3rd floor of the building at 5875 Landerbrook Drive, Cleveland, Ohio 44124 (together, the “Meeting Rooms”) during the Term; provided, however, that (a) NACCO will provide NMHG no less than 48 hours prior written notice to the NMHG Facilities Manager (with a copy to the NMHG Receptionist) of its desire to use any Meeting Room, (b) NMHG and NACCO will mutually agree upon the time(s) that NACCO may use any Meeting Room and NMHG will have no obligation to provide access to a Meeting Room at any time where NMHG had previously scheduled a meeting or other use for such Meeting

Room, and (c) NMHG may revoke NACCO’s right to use a Meeting Room at any time in its reasonable discretion.

III. CONSIDERATION

3.1 Fee. In consideration for the Services provided by or on behalf of NMHG under this Agreement during the Term and the right to use the Meeting Rooms upon the terms and conditions set forth in this Agreement, NACCO agrees to pay or cause to be paid to NMHG or a specified Subsidiary of NMHG a monthly fee equal to $15,000 (the “Fee”). Other than the Fee and the Expenses specified in Section 3.2, neither NACCO nor any of its Subsidiaries will be responsible for any fees or expenses incurred by NMHG or any of its Subsidiaries in connection with its or their provision of the Services hereunder.

3.2 Reimbursement of Expenses. NACCO will reimburse NMHG for the full costs of all reasonable, documented out-of-pocket expenses that arise directly out of the provision of the Services pursuant to this Agreement (together, the “Expenses”).

3.3 Payment. NACCO will pay or cause to be paid to NMHG or a specified Subsidiary of NMHG the Fee and Expenses within 30 days following receipt of an invoice therefor which contains customary and reasonable substantiation of the entitlement to payment of such Fee and reimbursement of such Expenses. If NACCO fails to pay the invoiced amount when due, interest will accrue on the amount payable at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s base rate (the “Citibank Base Rate”) plus 2.50% per month, compounded monthly; provided, however, that if any such failure to pay is due to a good faith dispute, any amounts ultimately determined to be payable by the disputing party will instead include interest compounded at a rate equal to the Citibank Base Rate plus 2.00% per month.

IV. TERMINATION

4.1 Term and Termination. (a) This Agreement will remain in effect until the expiration of the Term unless earlier terminated in accordance with this Section 4.1.

(b) An authorized officer of either NACCO or NMHG may terminate this Agreement upon written notice to the other party if:

(i) the other party has violated any material provision of this Agreement and such violation has not been remedied within 30 days after written notice thereof; or

(ii) the other party has filed, or has had filed against it, a petition seeking relief under any bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights.

(c) Authorized officers of NACCO and NMHG may terminate this Agreement by mutual written agreement.

(d) The parties’ obligations pursuant to Sections 1.8, 3.3 and 5.2 will survive the expiration or any termination of this Agreement in accordance with its terms.

V. MISCELLANEOUS

5.1 Warranty Disclaimer. EXCEPT AS PROVIDED IN SECTION 1.7, NONE OF THE PARTIES MAKES ANY WARRANTY CONCERNING THE SERVICES AND THE WARRANTY IN SUCH SECTION 1.7 IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT THE SERVICES PROVIDED UNDER THIS AGREEMENT WILL BE SUFFICIENT TO ALLOW NACCO TO SUCCESSFULLY MANAGE OR OPERATE ITS BUSINESS.

5.2 Indemnification. (a) Subject to subsection (d) below, each party (the “Indemnitor”) will indemnify and hold the other party, its Subsidiaries and each of their respective stockholders, officers, directors, employees, agents and representatives and each of the successors and assigns of any of the foregoing (each, an “Indemnitee”) harmless from and against and will promptly defend the Indemnitees from and reimburse the Indemnitees for any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including reasonable attorneys’ fees and other costs and expenses) (collectively, “Damages”), arising out of or related to (i) a breach by the Indemnitor of this Agreement and (ii) the gross negligence, bad faith or intentional misconduct of the Indemnitor in connection with the provision or receipt of Services under this Agreement.

(b) The amount of any Damages for which indemnification is provided under this Section 5.2 will be computed net of any insurance proceeds actually received by the Indemnitee pursuant to an insurance policy with respect to such Damages.

(c) The Indemnitee must notify the Indemnitor in writing of any claim, demand, action or proceeding for which indemnification will be sought under Section 5.2(a), provided, however, that the failure to so notify shall not adversely impact the Indemnitee’s right to indemnification hereunder except to the extent that such failure to notify actually prejudices or prevents the Indemnitor’s ability to defend such claim, demand, action or proceeding. If such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the Indemnitor will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnitee. Indemnitor will notify Indemnitee whether Indemnitor so elects to assume the defense not more than five (5) business days after written notice of the claim. The Indemnitee will have the right (i) to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding that is being defended by the Indemnitor, and (ii) to assume the defense of such third party claim, demand, action or proceeding, at the cost and expense of the Indemnitor if the Indemnitor fails or ceases to defend the same. In connection with any such third party claim, demand, action or proceeding, the parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnitor to settle any such third party claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnitor (and such settlement contains a complete release of the Indemnitee and its Subsidiaries and their respective directors, officers and employees) and the Indemnitor proposes to accept such settlement and the Indemnitee refuses to consent to such settlement, then (i) the Indemnitor will be excused from, and the Indemnitee will be solely responsible for, all further defense of such third party claim, demand, action or proceeding, (ii) the maximum liability of the Indemnitor relating to such third party claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnitee on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (iii) the Indemnitee will pay all reasonable attorneys’ fees and legal costs and expenses incurred by Indemnitee after rejection of such settlement by the Indemnitee; provided, however, that if the amount thereafter recovered by such third party from the Indemnitee is less than the amount of the proposed settlement, the Indemnitee will be reimbursed by the Indemnitor for such attorneys’ fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

(d) No party will be entitled to recover any consequential, indirect, special or punitive damages (including lost profits or lost revenues) arising out of the matters covered by this Agreement, regardless of the form of the claim or action, including claims or actions for indemnification, tort, breach of contract, warranty, representation or covenant.

(e) The Indemnitees’ rights to indemnification as set forth in this Section 5.2 will be their exclusive remedy with respect to any Damages arising out of the matters covered by this Agreement other than to terminate this Agreement as set forth in Section 4.1(b). Each Indemnitee hereto will be entitled to indemnification for Damages sustained in accordance with the provisions of this Section 5.2 regardless of any Law or public policy that would limit or impair the right of the party to recover indemnification under the circumstances.

5.3 Relationship of Parties. Each of NMHG, NACCO and their respective Subsidiaries will for all purposes be deemed to be an independent contractor with respect to the provision of Services hereunder, will not be considered (nor will any of their directors, officers, employees, contractors or agents be considered) an agent, employee, commercial representative, partner, franchisee or joint venturer of any other party and will have no duties or obligations beyond those expressly provided in this Agreement and the Separation Agreement with respect to the provision of Services. No party will have any authority, absent express written permission from the other party, to enter into any agreement, assume or create any obligations or liabilities, or make representations on behalf of any other party. The provision of the Services shall not alter the classification of, or the compensation and employee benefits provided to, the NACCO Employees or the NMHG Employees. The NMHG Employees shall be employed solely by NMHG or its Subsidiaries. Neither the NACCO Employees nor the

NMHG Employees shall be entitled to any additional compensation for the provision of the Services.

5.4 Interpretation. (a) When a reference is made in this Agreement to Sections or Schedules, such reference will be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. All Schedules hereto will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any party to take any action, or fail to take any action, if to do so would violate any applicable Law.

(b) All parties have participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by all parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

5.5 Amendment. This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

5.6 Waiver of Compliance. Except as otherwise provided in this Agreement, the failure by any party to comply with any obligation, covenant, agreement or condition under this Agreement may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to enforce at any time any of the provisions of this Agreement will in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of any party hereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

5.7 Notices. All notices required or permitted pursuant to this Agreement must be given as set forth in the Separation Agreement.

5.8 Third Party Beneficiaries. Except as otherwise provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

5.9 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. No party may assign this Agreement, or any of its rights or liabilities hereunder, without the prior written consent of the other party hereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under this Agreement.

5.10 Severability. The illegality or partial illegality of any or all of this Agreement, or any provision hereof, will not affect the validity of the remainder of this Agreement, or any provision hereof, and the illegality or partial illegality of this Agreement will not affect the validity of this Agreement in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes this Agreement to no longer contain all of the material provisions reasonably expected by the parties to be contained herein.

5.11 Governing Law. This Agreement will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of Laws principles.

5.12 Submission to Jurisdiction; Waivers. Each party irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.13 Force Majeure. None of the parties will be liable to any other party for failure to perform or delays in performing any part of the Services if such failure or delay results from an act of God, war, terrorism, revolt, revolution, sabotage, actions of a Governmental Entity, Laws, regulations, embargo, fire, strike, other labor trouble or any other cause or circumstance beyond the control of such party other than financial difficulties of the other party. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this Agreement, each party will promptly give notice to the other parties of such occurrence and the effect and/or anticipated effect of such occurrence. All parties will use their reasonable efforts to minimize disruptions in their performance, to resume performance of their obligations under this Agreement as soon as practicable and to assist the other parties in obtaining, at their sole expense, an alternative source for the affected Services and the receiving party will be released from any payment obligation to the performing party with respect to the affected Services during the period of such force majeure; provided, however, the resolution of any strike or labor trouble will be within the sole discretion of the performing party.

5.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

5.15 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Separation Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, each of the signatories hereto has caused this Agreement to be signed by its duly authorized officer as of the date first above written.

NACCO INDUSTRIES, INC.

By:
Name:	J.C. Butler, Jr.
Title:	Vice President, Corporate Development and Treasurer

NACCO MATERIALS HANDLING GROUP, INC.

By:
Name:	Alfred M. Rankin, Jr.
Title:	Chairmen

Schedule A

Office Services To Be Performed by NMHG

Description of Service	Contact Person / Successor Contact Person*
Reception Services	Sherry Webb
Mail Room Services	Sherry Webb
Operator Services	Sherry Webb
Meeting Room Services	Sherry Webb
Executive Administrative Assistant Services	Sherry Webb

*	NMHG may designate a successor contact person upon written notice to NACCO.